EXHIBIT 10.1
Total Shareholder Return (TSR) PERFORMANCE UNIT GRANT #__

WGL Holdings, Inc.
Omnibus Incentive Compensation Plan
TSR Performance Units (Series #__) Award
Terms and Conditions

This document sets forth the terms and conditions related to the Series #__ grant of performance unit awards under the WGL Holdings, Inc. Omnibus Incentive Compensation Plan. The following terms have the meanings ascribed below:

“Award Agreement” means the agreement between an award recipient and WGL Holdings, Inc. relating to the grant of Performance Units subject to the terms of the WGL Holdings, Inc. Omnibus Incentive Compensation Plan and this document.

“Cause” shall have the meaning given to such term in the WGL Change in Control Severance Plan for Certain Executives for any person who is a participant in such plan. For any other person, cause shall mean gross misconduct and/or poor job performance, where gross misconduct includes any inappropriate and/or illegal behavior, including but not limited to a violation of a Company policy or rule such as the employee conflict of interest policy or the Company or DOT Drug and Alcohol Policies, insubordination, dishonesty, destruction, theft or misuse of Company property, excessive unexplained or unexcused abstenteeism or violation of Company security, and poor job performance is a failure to perform one’s job in a satisfactory and appropriate manner, where such failure is caused by willful misconduct.

“Change in Control” shall have the meaning given to such term in the Plan.

“Change in Control Policy” means the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy.

“Company” means WGL Holdings, Inc., a Virginia corporation.

“Employer” means the Company and all entities treated as a single employer under Internal Revenue Code section 414(b), (c), (m), or (o).

“Participant” means a person that has been awarded Performance Units subject to the terms and conditions set forth in this document and the WGL Holdings, Inc. Omnibus Incentive Compensation Plan.

“Pension Plan” means the Washington Gas Light Company Employees’ Pension Plan.

“Performance Period” means October 1, 2015 through September 30, 2018.

“Performance Units” means the performance units awarded pursuant to an Award Agreement.

“Plan” means the WGL Holdings, Inc. Omnibus Incentive Compensation Plan.

“Retirement” means a Participant’s separation from service with an Employer, other than an involuntary separation from service with Cause, that occurs: (A) on or after the date on which the Participant attains age 65; or (B) on or after the date on which the Participant attains age 55 and 10 years of continuous service with an Employer; or (C) on or after the date on which the Participant reaches 30 years of “accredited service” under the Pension Plan; or (D) on or after the date on which the combination of the Participant’s age and “accredited service” under the Pension Plan reach 90.

The Plan provides a complete description of the terms and conditions governing the Performance Units. If there is any inconsistency between the terms of this document and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this document. All capitalized terms have the meanings ascribed to them in the Plan, unless otherwise indicated herein.

1.Value of Performance Units. Each Performance Unit represents and has a value equal to one dollar.

2.Performance Units Payout and Performance Measures. The number of Performance Units earned is based upon the Company’s Total Shareholder Return (as defined below) as compared to the Total Shareholder Return of the Company’s peer group (the peer group is identified on Schedule 1 attached hereto) during the Performance Period. The determination of Total Shareholder Return of the Company and of each issuer in the peer group (each, an “Issuer”) is described below.

Total Shareholder     =    Change in Stock Price + Dividends Paid
Return                Beginning Stock Price

“Beginning Stock Price” means the average of the closing prices as reported on the New York Stock Exchange (the “NYSE”) of one share of common stock of the Issuer for the thirty (30) trading days ending immediately prior to the first calendar day of the Performance Period. “Ending Stock Price” means the closing price of one share of common stock of the Issuer as determined at a specified date during the Performance Period. “Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price. “Dividends Paid” means the total of all dividends paid on one share of common stock of the Issuer during the Performance Period, provided that dividends shall be treated as though they are reinvested in additional shares of common stock of the Issuer at the end of each calendar quarter and the calculation of Dividends Paid in subsequent quarters shall include dividends paid on such additional shares. Each Issuer’s Total Shareholder Return will be calculated based on the Ending Stock Price on the last trading day of each of the four fiscal quarters of the third fiscal year of the Performance Period and a hypothetical payout will be calculated for each quarter. The results of the four hypothetical quarterly payouts will be averaged to determine the final payout for the Performance Period.

The Company’s “Percentile Rank” shall be determined as follows:

Percentile    =     Company Rank (from the bottom)
Rank        Total Number of Companies in Peer Group
Including the Company

“Company Rank” shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the peer group (including the Company) and counting up from the company with the lowest Total Shareholder Return up to and including the Company. The percent of Performance Units earned pursuant to this Section 2 is determined based on the following chart:

Company’s Percentile Rank	Percent of Target Performance Units Earned
90th	200%
70th	150%
50th	100%
25th	50%
Below 25th	0%

Interpolation shall be used to determine the percent of target award earned in the event the Percentile Rank does not fall directly on one of the ranks listed in the foregoing chart.

Notwithstanding anything in the foregoing to the contrary, in the event of a Change in Control, the number of Performance Units earned pursuant to this Section 2 shall be determined in accordance with the Change in Control Policy.

3.Eligibility for Payment of Earned Performance Units.

(a)Continuous Employment Through End of Performance Period. Except as provided below, and subject to the provisions of Section 3(b), relating to Retirement during the Performance Period, and Section 3(c), relating to a Change in Control during the Performance Period, a Participant shall be eligible for payment of earned Performance Units, as specified in Section 2, only if the Participant is employed on the date of grant of the award with respect to such Performance Units and is continuously employed with the Employer through the end of the Performance Period. For the sake of clarity, transfers of employment between one or more Employers where service is continuous shall be considered continuous employment with the Employer for the purposes of the Award Agreement. Notwithstanding the foregoing, (i) a Participant who is an employee of an Employer will not be eligible for the payment of earned Performance Units if at any time during the Performance Period the Participant has been demoted from the position he or she held at the date of grant to a position that is below the management level of “director”, and (ii) a Participant shall not be eligible for payment of earned

Performance Units if he or she is suspended from employment with the Employer as of the date of the end of the Performance Period.

(b)Retirement During Performance Period. Notwithstanding anything contained in Section 3(a), and subject to the provisions of Section 3(c), relating to a Change in Control, if a Participant separates from service prior to the end of the Performance Period as a result of Retirement, such Participant shall be eligible for payment of that proportion of the number of Performance Units earned under Section 2 for such Performance Period that his or her number of full months of employment or service during the Performance Period bears to the total number of months in the Performance Period. Further, subject to the provisions of Section 4, if a Participant separates from service with the Employer prior to the end of the Performance Period for any other reason, including voluntary or involuntary termination, death, or disability, the Human Resources Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, may determine that the Participant (or, in the case of the death of the Participant, the designated beneficiary or the estate) shall be eligible for that proportion of the number of Performance Units described in the immediately preceding sentence.

(c)Change in Control During Performance Period. Notwithstanding the above, in the event of a Change in Control, if awards are assumed, continued, or substituted by the continuing legal entity, (i) a Participant who remains continuously employed throughout the Performance Period, (ii) a Participant who experiences a “qualifying termination” as defined in the Change in Control Policy within 24 months after a Change in Control, and (iii) a Participant who Retires on or after the date of the Change in Control, are eligible for payment of earned Performance Units, as specified in Section 2. In the event of a Change in Control, if awards are not assumed, continued, or substituted, (i) a Participant who remains continuously employed through the Change in Control, and (ii) a Participant who Retires on the date of the Change in Control, are eligible for payment of earned Performance Units, as specified in Section 2. A Participant who Retires prior to the Change in Control shall be eligible to receive a proportional number of Performance Units, calculated in accordance with Section 3(b).

4.Form and Timing of Delivery of Performance Units. Delivery of earned Performance Units to the Participant shall be made upon the earliest of the three payment dates set forth below.

(a)    Specified Date. The fourth quarter of the 2018 calendar year.

(b)    Separation from Service. Upon the Participant’s separation from service (as defined in Internal Revenue Code section 409A) due to the Participant’s qualifying termination as defined in the Change in Control Policy within 24 months after a Change in Control (a “Qualifying Termination”).

(c)    Change in Control. Upon a Change in Control that satisfies the definition of such term in Internal Revenue Code section 409A (“409A-Compliant Change in Control”), but only if the award is not assumed, continued, or substituted by the surviving legal entity with respect to such Change in Control.

In the event payment is made pursuant to the Participant’s Qualifying Termination or 409A-Compliant Change in Control, such payment shall be made within ninety (90) days following such Qualifying Termination or 409A-Compliant Change in Control, as applicable. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Qualifying Termination before the date which is six (6) months after the date of the Key Employee’s Qualifying Termination (the “Key Employee Delay Period”). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Internal Revenue Code section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company, i.e., a key employee (as defined in Internal Revenue Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Internal Revenue Code section 416(i)(5)). If the Participant meets the criteria in the preceding sentence, he or she will be considered a Key Employee for purposes of the Plan and this Award for the 12-month period commencing on the next following April 1.

Delivery of earned Performance Units to the Participant shall be made in cash.

5.Tax Withholding. The Company may deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company or its affiliates, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of an award of Performance Units.

6.Limitations on Transferability. Except as otherwise provided by the Plan or by the Committee, the Participant’s rights to Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Participant’s rights under an Award Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under an Award Agreement is to be distributed in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

8.No Right to Continued Employment or Service. Neither the Plan nor an Award Agreement shall be construed as giving the Participant or any employee or any person the right to be retained in the employ or service of the Company or any of its subsidiaries nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or service at any time.

9.Successors and Assigns. All obligations of the Company and any of its subsidiaries under the Plan and an Award Agreement, with respect to an award of Performance Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Company.

10.Administration. Award Agreements and the rights of Participants are subject to all the terms and conditions of the Plan, as the Plan may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and any Award Agreement, all of which shall be binding upon the Participant. Any inconsistency between Award Agreements and the Plan shall be resolved in favor of the Plan.

11.Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board of Directors of the Company without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or stockholder approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

12.Severability. If any portion of the Award Agreement or the terms and conditions set forth in this document are declared invalid or unenforceable by a court or governmental authority of competent jurisdiction, such declaration shall not affect the validity or enforceability of any remaining portion, which such remaining portion(s) shall remain in full force and effect as if the Award Agreement and/or this document had been agreed to with the invalid or unenforceable portion(s) eliminated.

13.Miscellaneous. If the Performance Period ends on a non-trading day, the Performance Period will be deemed to end on the immediately preceding trading day. If the day for any other action to be taken falls on a non-business day for the Company, the period for taking such action will extend through the Company’s next business day.

[Schedule 1 is provided on the following page]

Schedule 1
Peer Group*

Consolidated Edison Inc.
Eversource Energy
WEC Energy Group
Centerpoint Energy Inc.
Atmos Energy Corp.
NiSource Inc.
Vectren Corp.
Piedmont Natural Gas Co.
WGL Holdings Inc.
Southwest Gas Corp.
New Jersey Resources
One Gas Inc.
Laclede Group Inc.
Black Hills Corp.
South Jersey Industries
MGE Energy Inc.
Northwestern Corp.
Northwest Natural Gas Co.
Chesapeake Utilities Corp.

•	Peer group subject to adjustment to recognize major corporate transactions or events, in the Committee’s sole discretion.